                                                                  Exhibit 12.1


                                                  ANADIGICS, INC.
                                 CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
  FOR THE THREE MONTHS ENDED MARCH 31, 2001 AND MARCH 30, 2002 AND THE YEARS ENDED DECEMBER 31, 1997, 1998, 1999,
                                                   2000 AND 2001
                                           (in thousands, except ratios)

                                                   Year Ended December 31                       Three Months Ended
                                           ------- ------- -------- ---------- -------------- -----------------------------

                                           1997     1998    1999      2000       2001            March 31,      March 30,
                                                                                                   2001           2002
                                          -------- ------- -------- ---------- -------------- -----------------------------
Fixed Charges:
Interest and amortization of debt         $   155    $ 79  $   369  $    300   $   627           $     61       $  1,442
issuance costs
Portion of rental expense representing        547   1,049    1,177     1,277     1,320                319            339
interest
Total fixed charges                           702   1,128    1,546     1,577     1,947                380          1,781

Earnings:
Earnings (loss) before income taxes        20,768  (16,733)  3,398     28,596  (82,782)              (7,074)     (18,059)
Total earnings plus fixed charges          21,470  (15,605)  4,944     30,173  (80,835)              (6,694)     (16,278)

Ratio of earnings to fixed charges(1)       30.6x    --       3.2x     19.1x      --                   --       $   --
                                           ------   ------   -----     ------  --------            ---------     ----------

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(1)  For purposes of computing the ratio of earnings to fixed charges,  earnings consist of income (loss) before provision for income taxes plus fixed charges. Fixed charges consist of interest charges and that portion of rent expense that we believe to be representative of interest.

     Earnings, as defined, were not sufficient to cover fixed charges by $15.6 million and $80.8 million for the years ended December 31, 1998 and December 31, 2001, respectively. Earnings, as defined, were not sufficient to cover fixed charges by $6.7 million and $16.3 million for the three months ended March 31, 2001 and March 30, 2002, respectively.